Exhibit 4.23

GOLD FIELDS LIMITED

and

BOLIVAR GOLD CORP.

ARRANGEMENT AGREEMENT

December 1, 2005

STIKEMAN ELLIOTT LLP

i

ii

Section 10.7	Governing Law	46
Section 10.8	Attornment	46
Section 10.9	Investigation by Parties	47

SCHEDULES

SCHEDULE ”A”	PLAN OF ARRANGEMENT
EXHIBIT ”I” COMMITMENTS

iii

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of December 1, 2005, between GOLD FIELDS LIMITED (“Parent”), a company incorporated under the laws of South Africa, and BOLIVAR GOLD CORP. (“Target”), a corporation continued under the laws of the Yukon Territory.

RECITALS:

WHEREAS Parent proposes to acquire through one or more of its affiliates all of the outstanding securities of Target (other than those held by Parent or its Affiliates unless they otherwise elect);

AND WHEREAS the Parties intend to carry out the proposed transaction by way of a plan of arrangement and all related steps under the Business Corporations Act (Yukon);

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                                   Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

“Acquisition Proposal” means, other than from Parent or a subsidiary of Parent, any merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of material assets), liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto or similar transactions involving Target and/or the Target Subsidiaries, or a written proposal to do so, excluding the Arrangement;

“Act” means the Business Corporations Act (Yukon) as the same has been and may hereafter from time to time be amended;

“Affiliate” has the meaning ascribed thereto in the Act;

“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time, together with all schedules and exhibits hereto;

“Arrangement” means the arrangement under Section 195 of the Act resulting in the direct acquisition by Parent or one or more subsidiaries of Parent of all of the Target Shares (other than those held by Parent or its Affiliates unless they otherwise elect), the cancellation of all Target Warrants (other than those held by Parent or its Affiliates unless they otherwise elect), the cancellation of all Target Options and the repayment of the Target Debentures, all on the terms and subject to the conditions set out in this Agreement and more particularly in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of this Agreement and the Plan of Arrangement or made at the direction of the Court;

“Arrangement Resolutions” means the special resolutions of the holders of the Outstanding Securities approving the Arrangement, such resolutions to be in form and substance acceptable to the Parties, acting reasonably;

“Articles of Arrangement” means the articles of arrangement of Target to be filed with the registrar under the Act in connection with the Arrangement;

“Business Day” means any day excepting a Saturday or Sunday or a day recognized as a holiday in Johannesburg, South Africa, Toronto, Ontario, or Whitehorse, Yukon Territory;

“Completion Deadline” means February 28, 2006 or such later date as may be agreed between the Parties in writing;

“Confidentiality Agreement” means the confidentiality agreement between Target and Gold Fields Chile Ltda., a subsidiary of Parent, dated December 13, 2004;

“Court” means Supreme Court of the Yukon Territory;

“Disclosed Information” means all information disclosed in writing by each Party to the other (or to the other’s representatives) in connection with each Party’s due diligence review process;

“Dissent Rights” means the rights of dissent in favour of the holders of the Target Shares in respect of the Arrangement as shall be described in the Plan of Arrangement;

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the certificate issued by the registrar pursuant to the Act;

“Effective Time” means 12:01 a.m. (Whitehorse, Yukon time) on the Effective Date;

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date, or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

“GAAP” means, for those generally accepted accounting principles stated in the Handbook of the Canadian Institute of Chartered Accountants, such principles so stated;

“Governing Documents” means, in respect of each Party, its certificate and articles of incorporation, as amended, and its by-laws, as amended, and all similar constating documents;

“Government Authority” means any foreign, national, provincial, local or state government, any political subdivision or any governmental, judicial, public or statutory instrumentality, court, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question (including in Canada, Venezuela, Aruba and elsewhere);

“in writing” means written information including documents, files, software, records and books made available, delivered or produced to one Party by or on behalf of the other Party;

“including”, “includes” or similar expressions are not intended to be limiting and are deemed to be followed by the expression “without limitation”;

“Information Circular” means the notice of the Target Meeting and the accompanying management information circular to be sent to holders of Outstanding Securities in connection with the Target Meeting;

“Interim Order” means the interim order of the Court made pursuant to the application made in accordance with this Agreement (or any variation of such order);

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Government Authority, statutory body or self regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Government Authority (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities;

“Lock-up Agreements” means the irrevocable lock-up agreements between Parent and certain of the directors and officers of Target (holding collectively approximately 1.3% of the Target Shares) executed November 21, 2005, pursuant to which they agree to vote their Target Securities in favour of the Arrangement;

“Material Adverse Change”, means any change, effect, event, circumstance or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, results of operations or prospects of Target and its subsidiaries, taken as a whole, that, either alone or together with other such matters, is, or could reasonably be expected to be, material and adverse to the current or future business, operations, regulatory status, financial condition or results of operations of Target and its subsidiaries taken as a whole;

“Material Adverse Effect” means any effect that, either alone or together with other such matters, is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, results of operations or prospects of Target or any of its subsidiaries;

“material fact” has the meaning ascribed thereto in the Securities Act (Ontario) as the same has been and may hereafter from time to time be modified;

“Meeting Date” means the date on which the Target Meeting occurs;

“Misrepresentation” has the meaning ascribed thereto in the Securities Act (Ontario);

“Outstanding Securities” means the Target Shares, Target Options and Target Warrants outstanding as of the date hereof as follows: 111,717,506 Target Shares; 8,949,332 Target Options; 10,936,668 Target Initial Warrants; 19,421,588 Target “A” Warrants; and 9,090,910 Target “B” Warrants;

“Party” means each of Parent and Target;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Government Authority, syndicate or other entity, whether or not having legal status;

“Personal Information” means information about an individual transferred to Parent by Target as a condition of the Arrangement, but does not include an individual’s name, position name or title, business telephone number, business address, business email or business fax number;

“Personnel Obligations” means any obligations or liabilities of a Party or any of its subsidiaries to pay any amount to its or their officers, directors, employees and consultants for salary, bonuses under its or their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and, without limiting the generality of the foregoing, Personnel Obligations shall include the obligations of such Party or any of its subsidiaries to directors, officers, employees and consultants:

(a)                                  for payments on or in connection with any change in control of such Party pursuant to any change in control agreements, policies or arrangements, including the payments specified herein; and

(b)                                 for any special incentive bonus payments and commitments.

“Plan of Arrangement” means, in relation to the Arrangement, the plan of arrangement substantially in the form and having the content of Schedule A hereto, together with all amendments or variations thereto made in accordance with the provisions of this Agreement or made at the direction of the Court in the Final Order;

“Regulatory Approval” means any approval, consent, waiver, permit, order or exemption from any Government Authority having jurisdiction or authority over any Party or the subsidiary of any Party which is required or advisable to be obtained in order to permit the Arrangement to be effected and “Regulatory Approvals” means all such approvals, consents, waivers, permits, orders or exemptions;

“Representatives” means, in respect of a party, its and its subsidiaries’ directors, officers, employees, counsel, financial and other advisers and other authorized representatives;

“Securities Authorities” means the appropriate securities commissions, the TSX and similar regulatory authorities in Canada and each of the applicable provinces and territories thereof;

“subsidiary” has the meaning ascribed thereto in the Act;

 “Superior Proposal” means any bona fide written proposal, other than the Arrangement, by a third party, directly or indirectly, to acquire all or substantially all of the assets of Target (on a consolidated basis) or more than 50% of the Target Shares, whether by way of merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, sale of assets or otherwise, and that the board of directors of Target determines in its good faith (based upon the written advice from its financial advisors and outside legal counsel) (a) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, (b) is fully financed or is reasonably capable of being fully financed, and (c) would, if consummated in accordance with its terms, results in a transaction more favourable to Target’s shareholders from a financial point of view than the terms of the Arrangement and provides for consideration per Target Share that has a value that is greater than the consideration per Target Share provided under the terms of the Arrangement by more than 5% (including any adjustment to such terms proposed by Parent as contemplated by Section 8.2(b));

“Target” means Bolivar Gold Corp., a company continued under the laws of the Yukon Territory;

“Target Debentures” means the $26 million principal amount of 6% convertible debentures of Target maturing December 5, 2008, convertible into Target Shares at the option of the holder at $2.85 per Target Share;

“Target Meeting” means the extraordinary meeting or meetings of Target Securityholders (including any adjournment thereof) that is to be convened to consider and, if deemed advisable, to approve the Resolutions and other matters of business, as described in the Information Circular;

“Target Options” means the share purchase options granted under the Target Stock Option Plan and being outstanding and unexercised on the date hereof;

“Target’s Public Documents” has the meaning ascribed thereto in Section 4.1(q);

“Target Securityholders” means the Target Shareholders together with the holders of the Target Options and Target Warrants;

“Target Shareholder” means a registered holder of Target Shares, from time to time, and “Target Shareholders” means all of such holders;

“Target Shares” means the common shares in the capital of Target;

“Target Stock Option Plan” means the option plan of Target;

“Target Subsidiaries” means, collectively, each of the subsidiaries of Target;

“Target Warrants” means, collectively, the Target Initial Warrants, Target “A” Warrants and the Target “B” Warrants;

“Target ‘A’ Warrants” means the outstanding common share purchase warrants of Target expiring August 25, 2008, exercisable at $1.75 per Target Share;

“Target ‘B’ Warrants” means the outstanding common share purchase warrants of Target expiring December 22, 2009, exercisable at $3.25 per Target Share;

“Target Initial Warrants” means the outstanding common share purchase warrants of Target expiring March 17, 2008, exercisable at $1.10 per Target Share;

“Termination Fee” means $12,000,000; and

“Venezuelan Government Mining Law Review” means the review of the Venezuelan mining laws by the Venezuelan government, under which formal licences and permits have been suspended and as a result of which Target is conducting its operations pursuant to oral assurances from Venezuelan government officials.

Section 1.2                                   Singular, Plural, etc.

Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

Section 1.3                                   Deemed Currency

Unless otherwise specified, all dollar amounts described in this Agreement are expressed in Canadian dollars.

Section 1.4                                   Headings, etc.

The division of this Agreement into Articles and Sections, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement to Articles and Sections refer to Articles and Sections of and to this Agreement in which such reference is made.

Section 1.5                                   Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

Section 1.6                                   Schedule and Exhibit

The following Schedule and Exhibit are annexed to this Agreement and is hereby incorporated by reference into this Agreement and forms part hereof:

Schedule A                            Plan of Arrangement

Exhibit I - Commitments

ARTICLE 2
THE ARRANGEMENT AND RELATED MATTERS

Section 2.1                                   Implementation Steps by Target

Target covenants in favour of Parent that Target shall:

(a)                                  as soon as reasonably practicable, apply to the Court under Section 195 of the Act for the Interim Order in a manner and form acceptable to Parent, acting reasonably, and thereafter proceed with and diligently seek the Interim Order;

(b)                                 convene and after consultation with Parent, as promptly as is reasonably practicable, hold the Target Meeting for the purpose of considering the Arrangement Resolutions and for any other purpose as may be set out in the Information Circular with the prior written consent of Parent;

(c)                                  subject to Article 8, except as required for quorum purposes, not postpone or cancel (or propose for adjournment, postponement or cancellation) the Target Meeting without the prior written consent of Parent except as required by applicable Laws, a court or Governmental Authority having jurisdiction, or required in accordance with the terms of the Interim Order, provided that Target shall adjourn the Target Meeting upon the request of Parent;

(d)                                 solicit and take all steps necessary to allow Parent and any subsidiary of Parent designated as a party to the Plan of Arrangement to solicit from the Target Securityholders proxies in favour of the approval of the Arrangement Resolutions and to take all other commercially reasonable actions that are necessary or desirable to secure the approval of the Arrangement Resolutions by the Target Securityholders, except to the extent that Target’s Board of Directors has changed, modified or withdrawn its recommendation in accordance with Article 8 of this Agreement, in which case Target shall no longer be subject to such obligation to solicit proxies;

(e)                                  subject to obtaining such approvals as are required by the Interim Order, bring an application, as soon as reasonably practicable after the Target Meeting, before the Court pursuant to Section 195 of the Act for the Final Order in a manner and form acceptable to Parent, acting reasonably, and thereafter proceed with and diligently pursue the application to the Court for the Final Order in such form;

(f)                                    instruct counsel acting for it to bring the applications referred to in Sections 2.1 (a) and (e) in cooperation with counsel to Parent;

(g)                                 subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each Party, as soon as reasonably practicable thereafter, send to the registrar under the Act, for endorsement and filing by such registrar, the Articles of Arrangement and such other documents as may be required in connection therewith under the Act to give effect to the Arrangement;

(h)                                 permit Parent and its counsel to review and comment upon drafts of all material to be filed by Target with the Court or any securities regulatory authority in connection with the Arrangement (including the Information Circular) prior to the service (if applicable) and/or printing and filing of that material and give reasonable consideration to such comments.  Target shall also provide to such counsel on a timely basis copies of any notice of appearance or other court documents served on Target or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Target indicating any intention to appeal the Final Order; and

(i)                                     not file any material with the Court in connection with the Arrangement or serve any such material, and not send any such material to the registrar under the Act, for endorsement and filing by the registrar, and not agree to modify or amend materials so filed or served except as contemplated by this Agreement or with Parent’s prior written consent, such consent not to be unreasonably withheld.

Section 2.2                                   Interim Order

The notice of motion for the application for the Interim Order referred to in Section 2.1(a) shall seek that the Interim Order provide:

(a)                                  for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Target Meeting and for the manner in which such notice is to be provided;

(b)                                 that the requisite approval for the Arrangement Resolutions shall be two-thirds of the votes cast on the Arrangement Resolutions by:

(i)                                     Target Shareholders present in person or by proxy at the Target Meeting; and

(ii)                                  the holders of the Target Warrants and Target Options, voting together as a single class, on the basis of one vote for each underlying Target Share,  present in person or by proxy at the Target Meeting;

(c)                                  that, in all other respects, the terms, restrictions and conditions of the Governing Documents of Target, including quorum requirements and all other matters, shall apply in respect of the Target Meeting;

(d)                                 for the grant of the Dissent Rights in favour only of the holders of Target Shares; and

(e)                                  for such other matters as Parent may reasonably require subject to obtaining the prior consent of Target, such consent not to be unreasonably withheld.

Section 2.3                                   Articles of Arrangement

(a)                                  The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement.  The Articles of Arrangement shall be in form satisfactory to Parent and Target, each acting reasonably.  As set out more particularly in the Plan of Arrangement, the Articles of Arrangement shall provide that the Target Securityholders (other than those held by Parent or its Affiliates unless they otherwise elect) shall receive the following consideration:

(i)                                     $3.00 in cash per Target Share;

(ii)                                  $1.90 in cash per Target Initial Warrant;

(iii)                               $1.25 in cash per Target “A” Warrant;

(iv)                              $0.40 in cash per Target “B” Warrant; and

(v)                                 an amount of cash per Target Option equal to the “in-the-money” amount of each Target Option (being $3.00 less the exercise price per Target Option).

(b)                                 The holders of the Target Debentures shall receive $1,095.25 in cash per $1,000 principal amount of Target Debenture being the amount in cash that is equal to the “Change of Control Amount” required under Article 7 of the indenture governing the Target Debentures. The above payment is based upon the December 31, 2005 interest payment having been made prior to the Effective Time.

(c)                                  Parent shall have the right, in its sole discretion, but not the obligation at any time prior to the Effective Time to increase the consideration payable to any class or classes of Target Securities under the Arrangement (including without limitation by adding additional consideration or other forms of consideration).

Section 2.4                                   Information Circular

As promptly as reasonably practicable with a view to completion of the Arrangement by no later than January 31, 2006, Target, in consultation with the Parent, will prepare the Information Circular together with any other documents required by the Act or other Laws in connection with the Arrangement and the Target Meeting with a view to mailing the Information Circular by no later than December 20, 2005.  The Information Circular and such other documents and amendments thereto shall be in form and substance satisfactory to Parent and its counsel acting reasonably.  Target will file the Information Circular and any other documentation required to be filed under applicable Laws in all jurisdictions where the Information Circular is required to be filed by Target and mail or cause to be mailed the Information Circular and any other documentation required to be mailed under applicable Laws to the Target Shareholders, the directors of Target, the auditors of Target and any other required Persons on or before December 20, 2005, except to the extent any delay beyond such date is due to failure of Parent to comply on a timely basis with their obligations under Section 2.5(b), all in accordance with the terms of the Interim Order and applicable Laws.  Parent will provide such assistance as Target may reasonably request in such regard.

Section 2.5                                   Preparation of Filings

(a)                                  Each of Parent and Target shall proceed diligently, in a co-ordinated fashion and use its commercially reasonable efforts to co-operate in the preparation of the Information Circular as described in Section 2.4, any exemption applications or orders and any other documents deemed reasonably necessary by any of them to discharge their respective obligations under the applicable Laws in connection with the Arrangement.

(b)                                 Parent shall furnish to Target and Target shall furnish to Parent, on a timely basis, all information as may be reasonably required to effectuate the foregoing actions, and each covenants that no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the Arrangement will contain any Misrepresentation.

(c)                                  Each of Parent and Target shall promptly notify the other of them if, at any time before the Effective Time, it becomes aware that the Information Circular or an application for an order described in Section 2.1, 2.2, or 2.5(a) contains a Misrepresentation or that otherwise requires an amendment or supplement to the Information Circular or such application.  In any such event, each of the parties will co-operate in the preparation of a supplement or amendment to the Information Circular or such other document, as the case may be, that corrects that Misrepresentation, and Target will cause the same to be distributed to the Target Securityholders, the directors of Target, the auditors of Target and any other required Persons and filed as required under applicable law.

(d)                                 Target shall ensure that the Information Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Information Circular does not contain a Misrepresentation

(except that this covenant does not speak with respect to any information relating to or provided by Parent).  Without limiting the generality of the foregoing, Target shall ensure that the Information Circular provides the Target Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Target Meeting.

Section 2.6                                   Dissenting Shareholders

Registered Target Shareholders may exercise Dissent Rights with respect to their Target Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement.  Target shall give Parent prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by Target.

Section 2.7                                   Amendment

Without limiting the provisions of the Plan of Arrangement, the Plan of Arrangement may, at any time and from time to time before and after the holding of the Target Meeting, but not later than the Effective Time, be amended by mutual written agreement of the Parties.  Without limiting the generality of the foregoing, any such amendment may:

(a)                                  change the time for the performance of any of the obligations or acts of the Parties;

(b)                                 waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto;

(c)                                  waive compliance with or modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the Parties; and

(d)                                 waive compliance with and modify any conditions precedent herein contained;

provided that, notwithstanding the foregoing, the terms of this Agreement and the Plan of Arrangement shall not be amended in a manner materially prejudicial to the Target Securityholders without the approval of the Target Securityholders given in the same manner as required by law for the approval of the Arrangement or as may be contemplated in the Arrangement Resolutions or as may be ordered by the Court.

Section 2.8                                   Cancellation of Certain Target Securities

All outstanding Target Warrants (other than those held by Parent or its Affiliates unless they otherwise elect) and Target Options will be cancelled in accordance with the terms of the Plan of Arrangement.  The Target Debentures shall be repaid in accordance with the provisions of the indenture governing their terms.

Section 2.9                                   Withholding

Target, Parent or one or more subsidiaries of Parent, as the case may be, shall be entitled to directly or indirectly deduct and withhold from the amount otherwise payable pursuant to this Agreement or the Plan of Arrangement to any Target Securityholder or holder of Target Debentures  such amounts as are required to be deducted and withheld with respect to the making of such payment under the Income Tax Act (Canada) or any other provision of domestic or foreign (whether national, federal, provincial, state, local or otherwise) Law relating to Taxes.  To the extent the amounts are so deducted and withheld and paid to the appropriate Government Authority directly or indirectly by Target, Parent or one or more subsidiaries of Parent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement and the Plan of Arrangement as having been paid to the Target Securityholder or holder of Target Debentures in respect of which such deduction and withholding was made by Target, Parent or one or more subsidiaries of Parent, as the case may be.

ARTICLE 3
PUBLICITY

Section 3.1                                   Publicity and Press Releases

So long as this Agreement is in effect, each of the Parties shall advise, consult and cooperate with each other prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other written public or private statement to the press with respect to this Agreement and the Arrangement contemplated hereby from the date hereof until the Effective Date.  The Parties shall not issue any such press release or make any such written public or private statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with a stock exchange and only after using its reasonable efforts to consult with the other Party taking into account the time constraints to which it is subject as a result of such Law or obligation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1                                   Representations and Warranties of Target

Target represents and warrants to Parent, and acknowledges that Parent is relying upon such representations and warranties, as follows:

(a)                                  (i) Target has been duly continued and is validly existing under the laws of the Yukon Territory and is current and up-to-date with all filings required to be made by it in such jurisdiction; and (ii) the Target Subsidiaries have been duly incorporated and are validly existing under the applicable laws under which they are organized, and are current and up-to-date with all filings required to be made by it in each such jurisdiction, excepting only delays in filings which individually and in the aggregate would not result in a Material Adverse Effect;

(b)                                 Target has full corporate power, capacity and authority to carry out the Arrangement and all related matters contemplated herein and to carry out its obligations under this Agreement;

(c)                                  This Agreement has been duly authorized, executed and delivered by Target and is enforceable against Target in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(d)                                 Each of Target and the Target Subsidiaries has all requisite corporate capacity, power and authority to own its assets, and, other than as necessitated by the Venezuelan Government Mining Law Review, possesses all material certificates, authority, permits and licenses issued by the appropriate state, provincial, municipal or federal regulatory agencies or bodies necessary to conduct the business as now conducted by it as applicable, and is in compliance in all material respects with such certificates, authorities, permits or licenses.  Other than in connection with the Venezuelan Government Mining Law Review, none of Target or the Target Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, finding or ruling, would materially and adversely affect the conduct of the business, operations, financial condition, income or future prospects of Target and the Target Subsidiaries taken as a whole.  All effects of the Venezuelan Government Mining Law Review on Target up to and including the date hereof have been disclosed to Parent in the Disclosed Information;

(e)                                  The authorized capital of Target, consists of an unlimited number of Target Shares of which 111,717,506 Target Shares are issued and outstanding at the date hereof;

(f)                                    Except as disclosed in Target’s Public Documents, all of the issued and outstanding securities of the Target Subsidiaries are owned, directly or indirectly, by Target.  Target is not a party to nor has Target granted any agreement, warrant, option or right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any securities of the Target Subsidiaries or securities convertible into or exchangeable for any securities of the Target Subsidiaries;

(g)                                 Target is not party to and has not granted any agreement, warrant, option or right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any Target Shares or securities convertible into or exchangeable for Target Shares (including, for greater certainty, any shareholder rights plan), other than the agreements, warrants and options covering an aggregate of 57,521,305 Target Shares as follows: 8,949,332 Target Options; 10,936,668 Target Initial Warrants; 19,421,588 Target “A” Warrants; 9,090,910 Target “B” Warrants; and the Target Debentures, convertible into 9,122,807 Target Shares;

(h)                                 Target has no associates (as defined in the Securities Act (Ontario)) and is not a partner, co-tenant, joint venturer or otherwise a participant in any partnership joint venture, co-tenancy or other similarly joint owned business except as disclosed in Target’s Public Documents;

(i)                                     The entering into and the performance by Target and the Target Subsidiaries of the Arrangement and all related matters contemplated herein:

(i)                                     do not require any consent, approval, authorization or order of any court or governmental agency or body, except that which may be required under applicable securities legislation and the Final Order;

(ii)                                  will not contravene any Law which is binding on Target or the Target Subsidiaries where such contravention would have a Material Adverse Effect or materially impair Target’s ability to complete the transactions contemplated in this Agreement; and

(iii)                               will not result in the breach of, or be in conflict with, or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the Governing Documents or resolutions of Target or any mortgage, note, indenture, contract or agreement instrument, lease or other document to which

Target is a party, or any judgment, decree or order or any term or provision thereof, which breach, conflict or default would have a Material Adverse Effect or materially impair Target’s ability to complete the transactions contemplated in this Agreement;

(j)                                     Target’s board of directors has (i) received a fairness opinion in respect of the Arrangement from its financial adviser to the effect that the consideration to be received for the Target Shares under the Arrangement is fair, from a financial point of view, to the Target Shareholders (ii) obtained a formal valuation in compliance with the requirements of OSC Rule 61-501; (iii) determined unanimously that the terms of the Arrangement are in the best interests of Target and fair, from a financial point of view, to the Target Securityholders, and (iv) resolved unanimously to recommend that the Target Securityholders accept the Arrangement;

(k)                                  There are no legal or governmental proceedings pending or, to the knowledge of Target, contemplated or threatened, to which Target or the Target Subsidiaries is a party or to which the property of Target or the Target Subsidiaries is subject which individually and in the aggregate could result in a Material Adverse Effect;

(l)                                     Each of Target and each of the Target Subsidiaries has conducted and is conducting its business in compliance with all applicable Laws, including, without limitation, all applicable Tax Laws and all applicable Laws and all Government Authority authorizations and instructions, whether in writing or oral, relating to mining and/or mining claims, concessions, licenses or leases, except to the extent necessitated by the Venezuelan Government Mining Law Review and otherwise excepting only non-compliances which individually and in the aggregate would not result in a Material Adverse Effect. Target has not nor has any of the Target Subsidiaries received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the mining claims, concessions, licenses, leases or other instruments conferring mineral rights in respect of the properties in which Target and any of the Target Subsidiaries has an interest.  Without limiting the generality of the foregoing, Target and the Target Subsidiaries have obtained all export and import licences and permits necessary for the operation of the business of Target and the Target Subsidiaries in Venezuela, have not taken any action which would impair the ability of Target or the Target Subsidiaries to obtain necessary licences or permits in the future for the continued operation of such business, and have otherwise taken all steps necessary to permit the repatriation of dividends and profits from Venezuela in accordance with applicable Laws and requirements of all Government Authorities;

(m)                               All taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, sales, goods and services, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by Target and the Target Subsidiaries have been timely paid or withheld and remitted, as the case may be, except for where the failure to pay or remit such taxes would not result in a Material Adverse Effect. All liabilities for current and future Taxes have been properly accrued and reflected in the Financial Statements or in the financial books and records of Target and the Target Subsidiaries.  With respect to any period for which Tax Returns (defined below) have not yet been required to be filed or for which Taxes are not yet due and payable, each of Target and the Target Subsidiaries has only incurred liabilities for Taxes in the ordinary course of business and in a manner and at a level consistent with prior periods. All tax returns, reports, elections, estimates, declarations, remittances and filings (collectively, “Tax Returns”) required to be filed by Target and the Target Subsidiaries have been filed on a timely basis with all appropriate Government Authorities and all such Tax Returns are complete and accurate and no such filing contains a misstatement and no fact or facts have been omitted therefrom, in either case which would make any of such filings misleading except where the such misstatement or omission would not result in a Material Adverse Effect.  No audit, investigation, examination or reassessment of any Tax Return of Target or any of the Target Subsidiaries is currently contemplated or threatened by a Government Authority, or in progress, and there are no audits, investigations, appeals or disputes outstanding with any Government Authority respecting any Taxes that have been paid, or may be payable, by Target or any of the Target Subsidiaries, other than in the case of certain non-material assessment disputes by Target in the aggregate amount of $100,000, which have been included in the Disclosed Information.  Except as related to the import of certain mining equipment to Venezuela, there are no agreements, waivers or other arrangements with any Government Authority providing for an extension of time with respect to the filing of any Tax Return or the payment of any Tax by Target or any of the Target Subsidiaries, or for any assessment or reassessment of Taxes with respect to Target or any of the Target Subsidiaries;

(n)                                 Except as disclosed to Parent in the Disclosed Information prior to the date hereof, Target has not implemented any changes to the corporate structure of the Target Subsidiaries from that disclosed in its Annual Information Form for the year ended December 31, 2004 dated March 30, 2005;

(o)                                 The audited annual financial statements of Target for the year ended December 31, 2004 and the notes thereto and the unaudited interim financial statements of Target for the period ended September 30, 2005 (collectively, the “Financial Statements”) have been prepared in accordance with Canadian Generally Accepted Accounting Principles, consistently applied, and represent fairly the consolidated financial position of Target as at such dates, and do not omit to state any material fact that is required by Canadian Generally Accepted Accounting Principles or by applicable law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading;

(p)                                 There are no material liabilities of Target whether direct, indirect, absolute, contingent or otherwise which are not disclosed or reflected in the Financial Statements except those incurred in the ordinary course of business since September 30, 2005 and there has been no Material Adverse Change since December 31, 2004 other than has been publicly disclosed prior to the date hereof;

(q)                                 Target’s public documents filed in accordance with applicable securities Laws (“Target’s Public Documents”) contain no untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which made, not misleading.  Without limiting the generality of the foregoing, Target’s announcements on July 15, 2005 and July 17, 2005 fully and accurately disclose the current financial arrangements between Target, Ministerio de Industrias Basicas y Mineria and CVG-Ferrominera del Orinoco CA in respect of the Choco 4 and Choco 10 concessions in Venezuela, there are no undisclosed or additional fees, payments or financial arrangements with any Person in connection with such agreement (except for a US$1.5 million agency fee, of which US$970,000 remains payable, disclosed to Parent) and Target has no reason to believe that the formal licence referred to in such announcements will not be granted;

(r)                                    Except as disclosed in Target’s Public Documents filed prior to November 20, 2005, there are no change of control, acceleration, forfeiture or other similar provisions which would be triggered by the entering into of this Agreement or the completion of the Transactions contained in any contractual or regulatory provisions of any Governmental Authority including, without limitation, in any material licences, permits, claims, concessions or other properties of the Target and the Target Subsidiaries;

(s)                                  Each of Target and the Target Subsidiaries has good and valid title to all of its material properties and assets, including without limitation in respect of all interests, rights, claims, leases, concessions, permits or other property, mineral or proprietary interests in such properties, free and clear of any material claims or Encumbrances, other than as publicly disclosed by Target prior to November 20, 2005;

(t)                                    The cost to Target, on a consolidated basis, of all compensation arrangements, benefit arrangements, severance payments, payments under phantom share arrangements and all other payments and issuances to directors and officers of Target in connection with or which may result from the Transaction is accurately and completely set forth in Exhibit ”I” hereto.  The aggregate fees payable by Target to its financial advisors are set out in Exhibit ”I” hereto except for the reasonable fees of financial advisors to the independent committee that may be required to prepare a valuation under OSC Rule 61-501.  Such fees and disbursements  are to be paid at closing of the Arrangement;

(u)                                 Except as disclosed in Exhibit ”I”, there is no Person, firm or company acting or purporting to act at the request of Target, who is entitled to any brokerage or finder’s fee in connection with the transactions contemplated herein;

(v)                                 Target and the Target Subsidiaries have no responsibility or obligation to pay any commission, royalty or similar payment to any person with respect to its property rights in respect of the properties in which they have an interest, other than as disclosed in Target’s Public Documents filed prior to November 20, 2005;

(w)                               Except as disclosed to Parent in the Disclosed Information, any and all material agreements pursuant to which Target and each of the Target Subsidiaries holds any of its material assets are valid and subsisting agreements in full force and effect, enforceable in accordance with their respective terms, Target is not nor are any of the Target Subsidiaries in default of any of the material provisions of any such agreements including without limitation failure to fulfil any payment or work obligation thereunder nor has any such default been alleged. Target is not aware of any material disputes with respect thereto and such assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licenses, concessions, patented and unpatented claims pursuant to which Target and the Target Subsidiaries derive their interest in such material assets are in good standing and there has been no material default under any such leases, licenses, concessions, patented and unpatented claims and all real or other property taxes required to be paid with respect to such assets to the date hereof have been paid;

(x)                                   The assets of Target and the Target Subsidiaries are insured against loss or damage on a basis consistent with insurance obtained by reasonably prudent participants in businesses comparable to the business conducted by Target;

(y)                                 Target and the Target Subsidiaries are in compliance in all material respects with environmental Laws and Target does not have any knowledge of, and has not received any notice of, any material claim, judicial or administrative proceeding, which may affect either Target or any of the Target Subsidiaries or any of the properties or assets of Target or the Target Subsidiaries, relating to, or alleging any violation of environmental Laws, Target does not have any knowledge of, and has not received any notice that Target or any of the Target Subsidiaries or any of the assets thereof is the subject of any investigation, evaluation, audit or review by any Government Authority to determine whether any violation of environmental Laws has occurred or is occurring, and neither Target nor any of the Target Subsidiaries is subject to any known environmental liabilities not disclosed in Target’s Public Documents;

(z)                                   Other than in respect of the employees of Target or the Target Subsidiaries employed in Target’s El Callao, Venezuela operations, Target is not, nor are any of the Target Subsidiaries, bound by or party to any collective bargaining agreement;

(aa)                            Since the date of its continuance Target has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on Target Shares or securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any Target Shares or securities or agreed to do any of the foregoing except for payments of interest made to the holders of the Target Debentures in accordance with the provisions thereof;

(bb)                          Except as provided in applicable mining regulations under Venezuelan mining Law and as disclosed in the Target’s Public Documents, none of Target or the Target Subsidiaries is a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of Target to compete in any line of business, or, to transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or condition of Target taken as a whole;

(cc)                            Target is not a party to any agreement nor is Target aware of any agreement which in any manner affects the voting control of any of the securities of Target, other than the Lock-Up Agreements; and

(dd)                          No representation, warranty or statement of Target in this Agreement contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

Section 4.2                                   Representations and Warranties of Parent

Parent hereby represents and warrants to Target as follows and acknowledges that Target is relying upon these representations and warranties in connection with the entering into of this Agreement:

(a)                                  Parent has been duly incorporated and is validly existing under the laws of South Africa and is current and up-to-date with all filings required to be made by it in such jurisdiction;

(b)                                 Parent has full corporate power, capacity and authority to carry out the Arrangement and all related matters contemplated herein, and to carry out its obligations under this Agreement;

(c)                                  This Agreement has been duly authorized, executed and delivered by Parent and is enforceable against Parent in accordance with its terms;

(d)                                 The entering into and the performance by Parent of the Arrangement and all related matters contemplated herein:

(i)                                     do not require any consent, approval, authorization or order of any court or governmental agency or body, except that which may be required under applicable securities legislation and except as already obtained;

(ii)           will not contravene any Law which is binding on Parent where such contravention would materially impair the ability of

Parent to complete the transactions contemplated in this Agreement; and

(iii)                               will not result in the breach of, or be in conflict with, or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the Governing Documents or resolutions of Parent or any mortgage, note, indenture, contract or agreement instrument, lease or other document to which Parent is a party, or any judgment, decree or order or any term or provision thereof, which breach, conflict or default would materially impair the ability of Parent to complete the transactions contemplated in this Agreement;

(e)                                  Adequate financing arrangements have been made to ensure that Parent or any subsidiary of Parent designated as a party to the Plan of Arrangement will have sufficient funds to take up and pay for all Target Securities subject to the Plan of Arrangement and to satisfy all other financial obligations required under this Agreement related to the completion of the Arrangement;

(f)                                    No representation, warranty or statement of Parent in this Agreement contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading; and

(g)                                 Parent has no knowledge of any material information concerning the joint venture exploration projects between Parent and Target or the results thereof that has not been disclosed to Target.

Section 4.3                                   Survival

For greater certainty, the representations and warranties of each of Target and Parent contained herein shall survive the execution and delivery of this Agreement and shall terminate and be extinguished on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time.

ARTICLE 5
CONDUCT OF BUSINESS

Section 5.1                                   Conduct of Business by Target

Except as required by Law or as is otherwise expressly permitted or specifically contemplated by this Agreement, Target covenants and agrees that, during the period from the date of this Agreement until the earlier of either the

Effective Time or the time that this Agreement is terminated in accordance with its terms, unless Parent shall otherwise agree in writing:

(a)                                  it shall, and shall cause the Target Subsidiaries to conduct business in, and not take any action except in, the usual and ordinary course of business and consistent with past practice, and it shall and shall cause the Target Subsidiaries to use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

(b)                                 it shall not directly or indirectly do or permit to occur any of the following:

(i)                                     amend its Governing Documents;

(ii)                                  declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of Target Shares owned by any Person;

(iii)                               issue, grant, sell or pledge or agree to issue, grant, sell or pledge any Target Shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire Target Shares other than the issuance of Target Shares upon the exercise of any Target Options expiring prior to the Effective Time;

(iv)                              redeem, purchase or otherwise acquire any of the outstanding Target Shares or other securities including, without limitation, under an issuer bid;

(v)                                 split, combine or reclassify any of its shares;

(vi)                              adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction in respect  of itself or any of the Target Subsidiaries or adopt any plan of liquidation;

(vii)                           reduce its stated capital; or

(viii)                        enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

(c)                                  it shall not, and it shall cause the Target Subsidiaries not to, other than in the ordinary course of business and consistent with past practice, or as required or contemplated by this Agreement, without prior consultation with and the consent of Parent, directly or indirectly do any of the following:

(i)                                     sell, pledge, dispose of or encumber any assets;

(ii)                                  acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of shares or securities, contributions of capital or property transfer;

(iii)                               acquire any material assets;

(iv)                              incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances (except as is necessary to fund the payment of the Termination Fee in accordance with Section 8.2), other than the Personnel Obligations and fees payable to legal and accounting advisors in the ordinary course and fees payable to legal, accounting, engineering and financial advisors in connection with the matters and transactions contemplated by this Agreement;

(v)                                 authorize, recommend or propose any release or relinquishment of any material contractual right;

(vi)                              waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing license, lease, contract, production sharing agreement, government land concession or other material document;

(vii)                           enter into or terminate any hedges, swaps or other similar financial instruments or transactions;

(viii)                        enter into any agreements with its directors or officers or their respective Affiliates; or

(ix)                                authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)                                 it shall not, and it shall cause the Subsidiaries not to, without prior consultation with and the consent of Parent, enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than (i) ordinary course expenditures, (ii) expenditures required by Law, (iii) expenditures made in connection with transactions contemplated in this Agreement, and (iv) capital expenditures required to prevent the occurrence of a Material Adverse Effect;

(e)                                  notwithstanding, for greater certainty, Section 5.1(c), in no case shall Target or the Target Subsidiaries create any new Personnel Obligations and, except for payment of existing Personnel Obligations and reasonable directors’ fees to be paid to the directors forming an independent committee of Target’s board of directors to oversee the formal valuation to be obtained in connection with the Arrangement, such directors’ fees not to exceed $30,000 in the aggregate, without the written consent of Parent, such consent not to be unreasonably withheld (from all of which Target shall make appropriate withholdings as required by applicable Tax Laws), Target shall not, and it shall cause the Target Subsidiaries not to:

(i)                                     grant to any officer or director an increase in compensation in any form;

(ii)                                  grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts;

(iii)                               grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices;

(iv)                              make any loan to any officer or director;

(v)                                 or take any action with respect to the grant of any severance or termination pay arising from the Arrangement or the entering into of any employment agreement with, any senior officer or director or with respect to any increase of benefits payable under its current severance or termination pay policies;

(f)                                    it shall not, and it shall cause the Subsidiaries not to, without prior consultation with and the consent of Parent, adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the Law or with respect to existing provisions of any such plans, programs, arrangements or agreements; and

(g)                                 it shall not, and it shall cause the Subsidiaries not to otherwise take actions that could reasonably be expected to be prejudicial to Parent’s interest in the business, property or assets of Target and the Subsidiaries following the Effective Time.

ARTICLE 6
COVENANTS

Section 6.1                                   Recommendation of Arrangement

The board of directors of Target shall recommend to the Target Securityholders the approval of the Arrangement and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation, or take any action or make any statement in connection with the Information Circular, the Target Meeting or the obtaining of Target Shareholder approval that is inconsistent with such recommendation, except as expressly permitted by Article 8.

Section 6.2                                   Covenants Regarding Representations and Warranties

(1)                                  Target covenants and agrees that from the date hereof until the termination of this Agreement it shall not take any action, or fail to take any action, which would or may reasonably be expected to result in the representations and warranties set out in Section 4.1 being untrue in any material respect.

(2)                                  Parent covenants and agrees that, from the date hereof until the termination of this Agreement it shall not take any action, or fail to take any action, which would or may reasonably be expected to result in the representations and warranties set out in Section 4.2 being untrue in any material respect.

Section 6.3                                   Notice of Changes

(1)                                  From the date hereof until the termination of this Agreement, each Party shall promptly notify the other Parties in writing of any change in the facts relating to any representation or warranty set out in Section 4.1 or Section 4.2 hereof, as applicable, which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect.

(2)                                  From the date hereof until the termination of this Agreement, Target shall notify Parent in writing of any material fact which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

(3)                                  From the date hereof until the termination of this Agreement, Target shall promptly notify Parent in writing of any material change (actual, anticipated, contemplated or, to the knowledge of Target or any of the Subsidiaries, threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Target or any of the Target Subsidiaries.

(4)                                  Each of Target and Parent shall in good faith discuss with the other any change in the circumstances of Target or any of the Subsidiaries (actual, anticipated, contemplated or, to its knowledge of its or any of the Subsidiaries, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the other pursuant to this Section 6.3.

Section 6.4                                   Access to Information

(1)                                  Subject to Section 6.4(2) and applicable Laws, upon reasonable notice, Target shall (and shall cause each of the Subsidiaries to) afford Parent’s Representatives access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its and the Target Subsidiaries’ properties, books, contracts and records as well as to its management personnel, and, during such period, Target shall (and shall cause each of the Subsidiaries to) furnish promptly to Parent all information concerning the Target’s and the Subsidiaries’ businesses, properties and personnel as Parent may reasonably request.

(2)                                  Parent acknowledges that certain information provided to it under Section 6.4(1) above will be non-public and/or proprietary in nature and will be subject to the terms of the Confidentiality Agreement.  For greater certainty, the provisions of the Confidentiality Agreement shall survive the termination of this Agreement, provided that the Confidentiality Agreement and Section 6.4(1) shall terminate at the Effective Time notwithstanding anything to the contrary contained therein.

(3)                                  In the event that Target is provided with any confidential information concerning Parent or its subsidiaries, such information will be subject to obligations of confidentiality on the part of Target identical to those imposed on Parent under the Confidentiality Agreement, mutatis mutandis. Upon reasonable notice, Parent shall afford representatives of Target the opportunity, upon reasonable notice and during normal business hours from the date hereof and until the earlier of the Effective Date or termination of this

Agreement, to speak to appropriate management personnel of Parent as Target may reasonably request.

Section 6.5                                   Transitional Matters

Target acknowledges that it is Parent’s intent to assume control of the board of directors, management and operations of Target upon completion of the Arrangement.  The existing management and employees of Target may be replaced at the discretion of Parent upon completion of the Arrangement and the existing board of directors of Target shall tender letters of resignation upon completion of the Arrangement.  Parent acknowledges that the commitments disclosed in Exhibit ”I” are in full force and effect and agrees to honour or cause to be honoured all such commitments in accordance with their terms.  The Parties acknowledge, for greater certainty, that the advisory and M&A fee, the warrant conversion break fee and the phantom share payments set out in Exhibit ”I” are payable and will be paid at closing of the Arrangement.  Parent shall have the right to cause one or more of its Affiliates to make a loan to Target effective at the Effective Time to fund the phantom share payments prior to the effective time of the transactions described in Sections 3.1(e) and (f) of the Plan of Arrangement.

Section 6.6                                   Other Filings

Target shall, as promptly as practicable hereafter, prepare and file all filings required under any securities Laws, the rules of the TSX and any other applicable Laws relating to the Arrangement and all related matters contemplated hereby.

Section 6.7                                   Additional Agreements

Target shall use commercially reasonable efforts to:

(a)                                  obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements;

(b)                                 defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Arrangement or any other related matters contemplated hereby;

(c)                                  cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Arrangement or any other related matters contemplated hereby; and

(d)                                 effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities.

Section 6.8                                   Mutual Covenants

Subject to the terms and conditions of this Agreement and subject to fiduciary obligations under applicable Laws, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Arrangement and all related matters contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

(a)                                  to obtain all appropriate Regulatory Approvals;

(b)                                 not take any action or permit any of its subsidiaries to take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date or termination of this Agreement, whichever is first; and

(c)                                  to fulfill all conditions and satisfy all provisions of this Agreement.

For purposes of the foregoing, the obligation to use “commercially reasonable efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other Parties.

Section 6.9                                   Pre-Acquisition Reorganizations

Target will agree to effect such reorganization of its business, operations and assets or such other transactions (each, a “Pre-acquisition Reorganization”) as the Parent may reasonably request prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly. Provided, however, that Target need not effect a Pre-acquisition Reorganization which in the opinion of Target, acting reasonably, (i) would require Target to obtain the approval of the Target Securityholders in respect of such Pre-Acquisition Reorganization other than at the Target Meeting, (ii) would prejudice the Target Securityholders, or (iii) would impede or materially delay the consummation of the transactions contemplated hereby or (iv) cannot either be (A) completed following the approval of the Arrangement by the Target Securityholders at the Meeting or (B) reversed or unwound without resulting in a Material Adverse Effect for Target and the Target Subsidiaries.

Section 6.10                            Proxies Received and Dissent Notices

Target shall advise Parent:

(a)                                  as reasonably requested, and on a daily basis on each of the last seven business days prior to the Target Meeting, as to the aggregate tally of the proxies and votes received in respect of the Target Meeting; and

(b)                                 of any written notice of dissent, withdrawal of such notice, and any other instruments received by Target pursuant to the Dissent Rights.

Section 6.11                            Privacy Matters

(a)                                  Parent and Target acknowledge and agree that certain information provided by Target to Parent in connection with the transactions contemplated hereunder constitutes Personal Information (the “Disclosed Personal Information”) which is necessary for the purposes of determining if Parent shall proceed with the Arrangement, that the disclosure of the Disclosed Personal Information relates solely to the carrying on of the business, or the completion of the Arrangement and that, as contemplated by the terms of the Confidentiality Agreement, such Disclosed Personal Information:

(i)                                     may not be used for any purpose other than those related to the performance of this Agreement;

(ii)                                  must be kept strictly confidential and Parent shall ensure that access to such Personal Information shall be restricted to those Representatives of Parent who have a bona fide need to have access to such information and shall instruct those Representatives to protect the confidentiality of such information in a manner consistent with Parent’s obligations hereunder; and

(iii)                               upon the expiry or termination of this Agreement, or otherwise upon the request of Target, Parent shall forthwith cease all use of the Disclosed Personal Information acquired by Parent in connection with this Agreement and will return to Target or, at Target s request, destroy in a secure manner the Disclosed Personal Information (and any copies).

(b)                                 In addition to the foregoing obligations contained in the Confidentiality Agreement:

(i)            Parent agrees to employ appropriate technology and procedures to prevent accidental loss or corruption of such

Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of the Disclosed Personal Information;

(ii)                                  each of Target and Parent agrees to promptly notify the other of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully co-operate with one another, with the persons to whom the Disclosed Personal Information relates, and any Governmental Entity charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims; and

(iii)                               if the Arrangement is completed Target may disclose additional Personal Information of its employees, customers, directors and officers to Parent and its Representatives on condition that:

(A)                              Parent and its Representatives must only use or disclose such Personal Information for the same purposes for which it was collected, used or disclosed by Target, and

(B)                                the employees, customers, directors, officers and shareholders whose Personal Information is disclosed are notified that:

(I)                                    the Arrangement has taken place, and

(II)                                the personal information about them has been disclosed to Parent and its Representatives.

(c)                                  Without limiting the foregoing, each of Target and Parent acknowledge and agree that their respective disclosure letters and all information contained in them is confidential and may not be disclosed to any Person other than their Representatives unless (i) such disclosure is required under applicable Law, unless such Law permits it to refrain from disclosing such information for confidentiality or other reasons or (ii) such disclosure is required in order to enforce its rights under this Agreement.

Section 6.12                            Form of Transaction

Target agrees and acknowledges that without limitation of Target’s obligations hereunder in respect of the Arrangement, Parent shall have the right, in its sole discretion, to make directly or through one or more subsidiaries an offer (a “Contemporaneous Offer”) by means of take-over bid circular to Target Securityholders to acquire the outstanding Target Securities (or any of them) and the obligations of Target hereunder to co-operate with Parent in connection therewith (including without limitation those set forth in Article 8) shall apply to such Contemporaneous Offer provided the consideration offered is not less than is provided in Section 2.3(a).

ARTICLE 7
CONDITIONS

Section 7.1                                   Mutual Conditions Precedent

The respective obligations of the Parties hereto to complete the Arrangement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may be waived only by the mutual consent of the Parties:

(a)                                  the Arrangement Resolutions shall have been approved in accordance with the Interim Order and the Final Order shall have been obtained on terms satisfactory to the Parent, acting reasonably; and

(b)                                 no orders or decrees restricting the Arrangement shall have been issued, no proceedings in relation to the Arrangement shall have been taken or threatened, and no other similar legal impediments to the Arrangement shall exist.

Section 7.2                                   Additional Conditions Precedent to the Obligations of Parent

The obligations of Parent and any subsidiary it may designate as a party to the Plan of Arrangement to complete the transactions contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the exclusive benefit of Parent and any such subsidiary and may be waived by Parent and any one or more of which, if not satisfied or waived, will relieve Parent and any such subsidiary of any obligation under this Agreement):

(a)                                  the representations and warranties of Target in this Agreement (read as if no such representations and warranties contain a materiality qualification) shall be true and correct in all material respects and there shall not have been any material breach by Target of any of its covenants or other obligations in this Agreement;

(b)                                 Parent shall have determined, in its sole discretion acting reasonably, that there shall have occurred no material change in the business, assets or condition (financial or otherwise) of Target and no property, subsidiary or legal right of any kind of Target or the Target Subsidiaries shall have been lost, impaired or materially adversely affected that might make it inadvisable for Parent to proceed with the Arrangement, provided that changes to the  price of gold, changes to Canadian and United States financial markets or changes to the gold mining industry generally (and which do not disproportionately affect Target and the Target Subsidiaries) shall not be considered to constitute such a material change;

(c)                                  all applicable Regulatory Approvals shall have been obtained on terms and conditions satisfactory to Parent in its sole discretion and all waiting periods (if any) under applicable Laws shall have terminated or expired;

(d)                                 there shall not be any action taken, any Law enacted, entered, enforced or deemed applicable by any Government Authority or pending or threatened any suit, action or proceeding by any Government Authority seeking to prohibit or materially limit the ownership or operation by Parent, Target, or any of their respective subsidiaries of any material portion of the business or assets of Parent, Target or any of their respective subsidiaries or seeking to prohibit or limit the ability of Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of Target and the Target Subsidiaries or imposing any condition or restriction that in the judgment of Parent, acting reasonably, would be materially burdensome to the future operations or business of any business unit of Target or any of the Target Subsidiaries after the closing of the Transaction;

(e)                                  holders of no more than·10% of the Target Shares  shall have exercised Dissent Rights;

(f)                                    the Chairman and Chief Executive Officer of Target or another officer satisfactory to Parent shall have certified as to the items in paragraph 7.2(g) below immediately prior to the Effective Date;

(g)                                 the Target board and the Target Securityholders shall have adopted all necessary resolutions and all other necessary corporate actions shall have been taken by Target to permit the consummation of the Arrangement;

(h)                                 from the date of this Agreement until the date upon which the Target Securityholders approve the Arrangement, the board of directors of Target shall not have withdrawn, modified or changed in a manner adverse to Parent its recommendation to Target Securityholders to vote in favour of the Arrangement;

(i)                                     Target shall have mailed the Information Circular no later than December 20, 2005 and the Effective Time shall occur no later than the Completion Deadline;

(j)                                     any Pre-acquisition Reorganizations as referred to in Section 6.9 shall have been completed; and

(k)                                  without prior consultation with and the consent of Parent, there shall not have occurred any reorganization of Target and its affiliates and subsidiaries or any other action or inaction that would have the effect of preventing Parent or any subsidiary of Parent party to the Plan of Arrangement from obtaining a full tax cost “bump” pursuant to paragraph 88(1)((d) of the Income Tax Act (Canada) in respect of shares of Affiliates or subsidiaries and other non-depreciable capital property owned by Target immediately before the Effective Time.

Section 7.3                                   Additional Condition Precedent to the Obligations of Target

The obligations of Target to complete the transactions contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Date, to the following condition precedent (which is for the exclusive benefit of Target and may be waived by Target and any one or more of which, if not satisfied or waived, will relieve Target of any obligation under this Agreement):

(a)                                  the representations and warranties of Parent in this Agreement (read as if no such representations and warranties contain a materiality qualification) shall be true and correct in all material respects and there shall not have been any material breach by Parent of any of its covenants or other obligations in this Agreement; and

(b)                                 all applicable Regulatory Approvals shall have been obtained and all waiting periods (if any) under applicable Laws shall have terminated or expired.

Section 7.4                                   Satisfaction of Conditions

The conditions precedent set out in Sections 7.1, 7.2 and 7.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 8
ACQUISITION PROPOSALS

Section 8.1                                   Covenants Regarding Non-Solicitation

(a)                                  Target shall, and shall direct and cause its Representatives to immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal whether or not initiated by Target and in connection therewith, Target shall request (and exercise all rights it has to require) the return of information regarding Target and the Target Subsidiaries previously provided to such parties and shall request (and exercise all rights it has to require) the destruction of all materials including or incorporating any confidential information regarding Target and the Target Subsidiaries.

(b)                                 Subject to Section 8.2, Target agrees that it shall not, and shall not authorize or permit any its Representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate, including by way of furnishing information or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw, modify, qualify or change in a manner adverse to Parent, or publicly propose to withdraw, modify, qualify or change in a manner adverse to Parent the approval, recommendation or declaration of advisability of the board of directors of Target of the transactions contemplated hereby (it being understood that failing to affirm the approval or recommendation of the board of directors of Target of the transactions contemplated hereby after an Acquisition Proposal has been publicly announced shall be considered an adverse modification), (iv) approve or recommend any Acquisition Proposal or (v) enter into any agreement, arrangement or understanding related to any Acquisition Proposal or requiring Target to abandon, terminate or fail to consummate the Arrangement or providing for the payment of any break, termination or other fees or expenses to any person in the event that Target or any of the Target Subsidiaries completes the transactions contemplated hereby or any other transaction with Parent or any of its affiliates agreed to prior to any termination of this Agreement.  Notwithstanding the preceding sentence and any other provisions of this Agreement, the board of directors of Target may, prior to the approval of the Arrangement by the Target Securityholders, consider, participate in any discussions or negotiations with, or provide information in accordance with the last sentence of this paragraph to, any person who has delivered a bona fide written Acquisition Proposal which was not solicited or encouraged after the date of this Agreement and did not otherwise result from a breach of this Section 8.1 and that the board of directors of Target determines in good faith, after consultation with its financial advisors and outside legal counsel, is a Superior Proposal; provided, however, that prior to taking any such action, (i) the board of directors of Target must receive written advice of outside counsel that it is necessary for the board of directors of Target to take such action in order to discharge properly its fiduciary duties, and (ii) Target must obtain a confidentiality agreement from the person making such Acquisition Proposal that is substantively the same as the Confidentiality Agreement, and on terms no more favourable to such person than the Confidentiality Agreement including a standstill provision at least as stringent as was contained in the Confidentiality Agreement; provided further that Target shall not commence or participate in discussions or negotiations with, or provide information to any person who has delivered an unsolicited bona fide written Acquisition Proposal until 48 hours after Target shall have advised Parent of its determination that such Acquisition Proposal would, if completed, constitute a Superior Proposal and of its intention to take such actions. Target shall not consider, negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any person proposing an Acquisition Proposal, in each case after the date of the approval of the Arrangement by the Target Securityholders. If Target receives a request for material non-public information from a person who has made an unsolicited bona fide written Acquisition Proposal and Target is permitted, as contemplated under the second sentence of this Section 8.1(b), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the board of directors of Target may, subject to the execution by such person of the confidentiality agreement as described in (ii) above, provide such person with access to information regarding Target; provided that Target sends a copy of any such confidentiality agreement to Parent promptly upon its execution and Parent is provided with a list of, and copies of, the information provided to such person and is immediately provided with access to similar information to which such person was provided.

(c)                                  From and after the date of this Agreement, Target shall promptly (and in any event within 24 hours) notify Parent, at first orally and then in writing, of any inquiries, proposals or offers relating to or constituting an Acquisition Proposal, or any request for non-public information relating to Target or any of the Target Subsidiaries. Such notice shall include a description of the terms and conditions of any proposal, inquiry or offer, the identity of the person making such proposal, inquiry or offer and provide such other details of the proposal, inquiry or offer as Parent may reasonably request. Target shall keep Parent fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

(d)                                 Nothing contained in Section 6.1 or Section 8.1(b) shall prohibit the board of directors of Target from withdrawing, modifying, qualifying or changing its recommendation to the Target Securityholders in respect of the transactions contemplated hereby prior to the approval of the Arrangement by the Target Securityholders, if the board of directors of Target determines, in good faith (after receiving written advice of outside counsel) that such withdrawal, modification, qualification or change is necessary for the board of directors of Target to act in a manner consistent with its fiduciary duties or applicable Laws; provided that (i) not less than 48 hours before the board of directors of Target considers any proposal in respect of any such withdrawal, modification, qualification or change, Target shall give Parent written notice of such proposal and promptly advise Parent of the proposed consideration of such proposal, including a summary of the reasons for the proposal withdrawal, modification, qualification or change, a copy of the written opinion of outside counsel and all other materials to be presented to the board of directors of Target in respect of its consideration of such proposal, and (ii) the foregoing shall not relieve Target from its obligation to proceed to call and hold the Target Meeting and to hold the vote on the Arrangement Resolutions, except in circumstances where this Agreement is terminated in accordance with the terms hereof.

(e)                                  Target shall ensure that its Representatives are aware of the provisions of this Section 8.1, and it shall be responsible for any breach of this Section 8.1 by such officers, directors, employees, financial advisors or other advisors or representatives.

Section 8.2                                   Right to Accept a Superior Proposal

(a)                                  If Target has complied with Section 8.1 with respect thereto, Target may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal prior to the approval of the Arrangement by the Target Securityholders and terminate this Agreement if, and only if (with the exception of a confidentiality agreement the execution of which shall not be subject to the conditions of this Section 8.2), (i) Target has provided Parent with a copy of the Superior Proposal document, (ii) seven Business Days shall have elapsed from the later of (x) the date Parent received written notice (a “Section 8.2 Notice”) advising Parent that Target’s board of directors has resolved, subject only to compliance with this Section 8.2, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (y) the date Parent received a copy of such Superior Proposal, (iii) Target s board of directors has determined in good faith (based upon the written opinion of its outside legal counsel) that it is necessary for the board of directors of Target to take such action in order to discharge properly its fiduciary duties and thereby withdrawing or modifying its approval or recommendation of this Agreement and approving or recommending such Superior Proposal, (iv) such Superior Proposal does not provide for the payment of any break, termination or other fees or expenses to the other party in the event that Target or any of the Target Subsidiaries completes the transactions contemplated by this Agreement or any similar other transaction with Parent or any of its affiliates agreed to prior to any termination of this Agreement, (v) taking into account any revised proposal made by Parent since receipt of the Section 8.2 Notice, such Superior Proposal remains a Superior Proposal and the Target board of directors has again made the determinations referred to in this Section 8.2(a) and (vi) Target has previously or concurrently will have paid to Parent the Termination Fee, if any, payable under Section 9.4. In the event that Target provides Parent with a Section 8.2 Notice on a date that is less than seven Business Days prior to the Target Meeting, Target shall adjourn the Target Meeting (without notice on the Arrangement or any related matters) to a date that is not less than five Business Days and not more than 10 Business Days after the date of the Section 8.2 Notice.

(b)                                 During the seven Business Day period referred to in Section 8.2(a)(ii), Target agrees that Parent shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The board of directors of Target will review any proposal by Parent to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Parent’s amended proposal upon acceptance by Target would result in such Superior Proposal ceasing to be a Superior Proposal. If the board of directors of Target so determines, it will enter into an amended agreement with Parent reflecting Parent’s amended proposal. If the board of directors of

Target continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects Parent’s amended proposal, Target may, on termination of this Agreement in accordance with Section 9.2(c)(iv) and payment of the termination fee as required pursuant to Section 9.4, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal.

(c)                                  Target also acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 8.1 and the requirement under clause (ii) of Section 8.2(a) to initiate an additional seven Business Day notice period.

ARTICLE 9
AMENDMENT AND TERMINATION

Section 9.1                                   Amendment

This Agreement may, at any time and from time to time before or after the holding of the Target Meeting but not later than the Effective Time, be amended by mutual written consent of the Parties and any such amendment may, without limitation:

(a)                                  change the time for performance of any of the obligations or acts of the Parties, including an extension of the Completion Deadline;

(b)                                 waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document delivered pursuant hereto;

(c)                                  waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and

(d)                                 waive compliance with or modify any conditions precedent contained in this Agreement.

Section 9.2                                   Termination

(a)                                  If any condition contained in Sections 7.1 or 7.2 is not satisfied at or before the Completion Deadline to the satisfaction of Parent, then Parent may, by notice to Target terminate this Agreement and the obligations of the Parties (except as otherwise herein provided) but without detracting from the rights of Parent arising from any breach by Target but for which the condition would have been satisfied.

(b)                                 If any condition contained in Sections 7.1 or 7.3 is not satisfied at or before the Completion Deadline to the satisfaction of Target, then Target may by notice to Parent terminate this Agreement and the obligations of the Parties (except as otherwise herein provided) but without detracting from the rights of Target arising from any breach by Parent but for which the condition would have been satisfied.

(c)                                  This Agreement may:

(i)                                     be terminated by the mutual written agreement of Target and Parent (without any action on the part of the Target Securityholders);

(ii)                                  be terminated by either Target or Parent, if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(iii)                               be terminated by Parent if (A) the board of directors of Target shall have failed to recommend in the Information Circular, withdrawn, modified, qualified or changed in a manner adverse to Parent, its approval or recommendation of the Arrangement or the Arrangement Resolutions (including as contemplated by Section 8.2) or (B) the board of directors of Target shall have approved or recommended an Acquisition Proposal;

(iv)                              be terminated by Target in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 8.2 and the payment of the Termination Fee required to be paid pursuant to Section 9.4 and subject further to Section 9.3;

(v)                                 be terminated by Target or Parent if the approval of the Target Securityholders shall not have been obtained by reason of the failure to obtain the required vote on the Arrangement Resolutions at the Target Meeting;

(vi)          be terminated by Parent if Target shall have failed to hold the Target Meeting on or before January 27, 2006 unless such failure results from:  (A) an adjournment of the Target Meeting for not more than seven Business Days due to its obligation to adjourn the Target Meeting in the circumstances described in Section 8.2; or (B) for reasons beyond the control of Target so long as

Target is in compliance with the terms and conditions of this Agreement and it has been and continues to be using all reasonable best efforts to hold the Target Meeting as soon as practicable after January 27, 2006; or

(vii)                           be terminated by Parent if there is an intentional breach of the covenants in Article 8 by Target, any of the Target Subsidiaries or any of their respective directors, officers, employees, agents, consultants or any other representative, in each case, prior to the Completion Deadline.

(d)                                 If the Effective Time does not occur on or prior to end of business on the Completion Deadline, then this Agreement shall terminate.

Section 9.3                                   Effect of Termination

If this Agreement is terminated in accordance with the provisions of Section 9.2, no party shall have any further liability to perform its obligations hereunder except for the provisions of this Section 9.3, and Sections 6.4(2), 6.4(3), 9.4, 9.5, 9.6 and 9.8, provided that neither the termination of this Agreement nor anything contained in this Section 9.3 shall relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants and agreements made herein. Notwithstanding the foregoing, no termination of this Agreement by the Target pursuant to Section 9.2(c)(iv) shall relieve the Target of its obligations under Article 2, except the obligation of Target to solicit proxies in favour of the Arrangement in Section 2.1(c).

Section 9.4                                   Termination Fee

If:

(a)                                  Parent shall terminate this Agreement as a result of any action or inaction of the board of directors of Target pursuant to Section 9.2(c)(iii);

(b)                                 Target shall terminate this Agreement in order to enter into a definitive written agreement with respect to a Superior Proposal pursuant to Section 9.2(c)(iv);

(c)                                  either Target or Parent shall terminate this Agreement pursuant to Section 9.2(c)(v) in circumstances where the Arrangement Resolutions have not received the required Target Securityholder approval at the Target Meeting and: (A) a bona fide Acquisition Proposal has been publicly announced or made by any Person other than Parent prior to the Target Meeting and not publicly withdrawn more than five

Business Days prior to the Target Meeting, and (B) Target enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, after the date of this Agreement and prior to the expiration of 12 months following termination of this Agreement; or

(d)                                 Parent shall terminate this Agreement pursuant to Section 9.2(c)(vi) or (vii),

then in any such case Target shall pay to Parent the Termination Fee in immediately available funds to an account designated by Parent. Such payment shall be due (A) in the case of a termination specified in clauses (a) or (d) above, within five Business Days after written notice of termination by Parent or (B) in case of a termination specified in clause (b) above, on or prior to the termination of this Agreement or (C) in the case of a termination specified in clause (c) above, at or prior to the earlier of the entering into of the agreement and the consummation of the transaction referred to therein. Target shall not be obligated to make more than one payment pursuant to this Section 9.4.

Section 9.5                                   Effect of Termination Fee Payment

For greater certainty, the parties hereto agree that if Target pays the Termination Fee to Parent pursuant to the provisions of Section 9.4, Parent shall have no other remedy for any breach of this Agreement by Target, unless Target makes a claim against Parent for breach of a provision of this Agreement, in which circumstances the liability of Target to Parent for damages for claims in respect of breaches of this Agreement shall be subject to a maximum limit equal to the liability of Parent to Target for damages for claims in respect of breaches of this Agreement plus the Termination Fee.

Section 9.6                                   Fees and Expenses

Subject to Section 9.4, the Parties shall be responsible for the payment of their own professional fees (including but not limited to legal, financial advisory and accounting fees) and other expenses incurred by them in connection with the Arrangement.

Section 9.7                                   Waiver

Target, on the one hand, and Parent, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other’s agreements or the fulfillment of any conditions to its own obligations contained herein or (iii) waive inaccuracies in any of the other’s representations or warranties contained herein or in any document delivered by the other Party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.8                                   Remedies.

Subject to Section 9.5, the Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE 10
GENERAL

Section 10.1                            Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or sent by prepaid overnight courier to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

if to Parent:

GOLD FIELDS LIMITED
24 St. Andrews Rd.
Parktown, Johannesburg, 2193
South Africa

Attention:                                         Ian Cockerill
Facsimile:                                            (27) 11 484-0682

with a copy to:

STIKEMAN ELLIOTT LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario  M5L 1B9

Attention:                      Robert W.A. Nicholls
Facsimile:                         (416) 947-0866

if to Target:

BOLIVAR GOLD CORP.
110 Yonge Street, Suite 1502
Toronto, Ontario M5C 1T4

Attention:                      Robert Doyle
Facsimile:                         (416) 360-7783

with a copy to:

WILDEBOER DELLELCE LLP
Suite 810, P.O. Box 4
1 First Canadian Place
Toronto, Ontario, M5X 1A9

Attention:                      Vaughn MacLellan
Facsimile:                         (416) 361-1790

Section 10.2                            Assignment

Parent may assign this Agreement or any of the rights, interests or obligations hereunder to an affiliate, provided that in the case of any such assignment Parent shall remain liable for any default by such affiliate and provided further that without assigning this Agreement, Parent may stipulate and require that the party to the Plan of Arrangement which acquires the Target Securities be such subsidiary of Parent as it shall designate to Target.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Target.

Section 10.3                            Further Assurances

Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Section 10.4                            Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.5                            Entire Agreement

This Agreement, the agreements and other documents herein referred to and the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the terms of the Arrangement.

Section 10.6                            Counterpart Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 10.7                            Governing Law

This Agreement shall be governed by and interpreted in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein.

Section 10.8                            Attornment

The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Ontario for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Section 10.9                            Investigation by Parties

No investigations made by or on behalf of either Party or any of their respective authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other Party in or pursuant to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOLD FIELDS LIMITED

By:	/s/ Craig Nelsen

BOLIVAR GOLD CORP.

By:	/s/ Robert Doyle

SCHEDULE ”A”

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 195
OF THE BUSINESS CORPORATIONS ACT (YUKON)

INTERPRETATION

Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

“Acquisitionco” means 38978 Yukon Inc., a corporation exisiting under the laws of the Yukon Territory and a direct or indirect wholly-owned subsidiary of Parent;

“Affiliate” has the meaning ascribed thereto in the OSA;

“Arrangement” means an arrangement under the provisions of section 195 of the YBCA, on the terms and conditions set forth in this Plan of Arrangement and any amendment, variation or supplement thereto made (i) in accordance with Section 9.1 of the Arrangement Agreement, (ii) in accordance with Section 6.1 hereof, or (iii) at the direction of the Court in the Final Order;

“Arrangement Agreement” means the agreement dated December 1, 2005 between Parent and Target to which this Plan of Arrangement is attached as Schedule ”A”;

“Arrangement Resolutions” means the special resolutions of the Target Securityholders approving the Arrangement in accordance with section 195 of the YBCA and the provisions of the Interim Order;

“Business Day” means any day excepting a Saturday or Sunday or a day recognized as a holiday in Johannesburg, South Africa, Toronto, Ontario, or Whitehorse, Yukon Territory;

“Court” means the Supreme Court of the Yukon Territory;

“Depositary” means Equity Transfer Services Inc., at its delivery address in Toronto at Suite 420, 120 Adelaide Street West, Toronto, Ontario M5H 4C3;

“Dissent Rights” means the Dissent Rights in respect of the Arrangement described in Section 4.1;

“Dissenting Shares” means the Target Shares held by Dissenting Shareholders;

“Dissenting Shareholders” means holders of Target Shares who have duly and validly exercised their Dissent Rights pursuant to Article 4 and the Interim Order;

“Effective Date means the date upon which the Arrangement becomes effective as established by the date of issue shown on the certificate issued by the registrar pursuant to the YBCA;

“Effective Time” means 12:01 a.m. (Whitehorse, Yukon time) on the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Government Authority” has the meaning ascribed to it in the Arrangement Agreement;

“Information Circular” means the notice of the Target Meeting and accompanying management information circular including all schedules and exhibits thereto, to be sent by Target to the Target Securityholders in connection with the Target Meeting;

“Interim Order” means an order of the Court providing for, among other things, the calling and holding of the Target Meeting, as such order may be amended, supplemented or varied by the Court;

“ITA” means the Income Tax Act (Canada), as amended;

“Letter of Transmittal” means the respective letters of transmittal to be delivered by Target to the Target Shareholders, Target Warrantholders and Target Optionholders, as applicable, and providing for the delivery of the applicable Target Securities to the Depositary;

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“Lien” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, right of third parties or other charge or encumbrance whatsoever;

“Notice of Dissent” means a notice of dissent duly and validly given by a Target Shareholder exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;

“OSA” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Parent” means Gold Fields Limited, a company incorporated under the laws of South Africa;

“Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions means this plan of arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made from time to time in accordance with the terms hereof, the Arrangement Agreement or made at the direction of the Court in the Final Order;

“Specified Percentage” means a percentage to be specified by Parent prior to the Effective Date and set out in the Final Order as the percentage of the Target Shares held by Target Shareholders (other than Parent and its Affiliates, unless they otherwise elect, and Dissenting Shareholders) to be acquired by Acquisitionco, but in no event being less than 75%;

“Subco” means Gold Fields Guernsey Limited, a corporation existing under the laws of the Guernsey Islands and a direct or indirect wholly-owned subsidiary of Parent;

“Target” means Bolivar Gold Corp., a company continued under the laws of the Yukon Territory;

“Target Debentures” means the $26 million principal amount of 6% convertible debentures of Target maturing December 5, 2008, convertible at the option of the holder at $2.85;

“Target Meeting” means the special meeting or meetings of Target Securityholders (including any adjournment thereof) that is to be convened to consider and, if deemed advisable, to approve the Arrangement Resolutions and other matters of business, as described in the Information Circular;

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“Target Options” means the share purchase options granted under the Target Stock Option Plan and being outstanding and unexercised on the date hereof;

“Target Optionholder” means a holder of Target Options, and “Target Optionholders” means all of such holders;

“Target Securities” means, collectively, the Target Shares, Target Warrants and Target Options;

“Target Securityholders” means the Target Shareholders together with the holders of the Target Options and Target Warrants;

“Target Shareholder” means a registered holder of Target Shares, from time to time, and “Target Shareholders” means all of such holders;

“Target Shares” means the common shares in the capital of Target;

“Target Stock Option Plan” means the option plan of Target;

“Target Subsidiaries” means, collectively, each of the subsidiaries of Target;

“Target Warrants” means, collectively, the Target Initial Warrants, Target “A” Warrants and the Target “B” Warrants;

“Target ‘A’ Warrants” means the outstanding common share purchase warrants of Target expiring August 25, 2008, exercisable at $1.75 per Target Share;

“Target ‘B’ Warrants” means the outstanding common share purchase warrants of Target expiring December 22, 2009, exercisable at $3.25 per Target Share;

“Target Initial Warrants” means the outstanding common share purchase warrants of Target expiring March 17, 2008, exercisable at $1.10 per Target Share;

“Target Warrantholder” means a holder of Target Warrants;

“Taxes” has the meaning ascribed thereto in Section 4.1(m) of the Arrangement Agreement; and

“YBCA” means the Business Corporations Act (Yukon) R.S.Y 2002, c. 20 including all regulations made thereunder, as amended.

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Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa. Words importing gender include all genders.

Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letters of Transmittal are local time (Whitehorse, Yukon Territory) unless otherwise stipulated herein or therein.

Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

EFFECT OF THE ARRANGEMENT

At the Effective Time, the Arrangement shall be binding upon Target, the Target Securityholders, Parent, Acquisitionco and Subco.

ARRANGEMENT

The Arrangement

At the Effective Time, without any further act or formality, each of the events set out below shall occur and be deemed to occur, except as otherwise noted in this Section 3.1,  in the following sequence:

Acquisitionco (or one or more of its Affiliates) will provide the following loans to Target:

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a loan having a principal amount equal to the aggregate amount payable by Target under Section 3.1(b) (the “Option Payment Loan”);

a loan having a principal amount equal to the aggregate amount payable by Target under Section 3.1(c) (the “Warrant Payment Loan”); and

a loan having a principal amount equal to the aggregate amount payable by Target under Section 3.1(d) (the “Debenture Payment Loan”);

the Option Payment Loan, Warrant Payment Loan and Debenture Payment Loan to be evidenced by promissory notes issued by Target to the lender thereof;

Each Target Option held by a Target Optionholder that has not been duly exercised prior to the Effective Time shall be transferred by the Target Optionholder to Target and shall be cancelled by Target and in exchange for such cancellation each Target Optionholder shall be entitled to receive in respect of each such Target Option held an amount of cash from Target equal to the amount, if any, by which $3.00 exceeds the exercise price of such Target Option (and, for greater certainty, Target shall withhold any required withholding Taxes);

Each Target Warrant held by a Target Warrantholder (other than Parent and its Affiliates, unless they otherwise elect, and Dissenting Shareholders) that has not been duly exercised prior to the Effective Time shall be transferred by the Target Warrantholder to Target and shall be cancelled by Target and in exchange for such cancellation each Target Warrantholder shall be entitled to receive in respect of each such Target Warrant held an amount of cash from Target as follows:

$1.90 per Target Initial Warrant;

$1.25 per Target “A” Warrant; and

$0.40 per Target “B” Warrant;

Target shall repay the Target Debentures, in the amount of $1,095.25 in cash per $1,000 principal amount per Target Debenture, being the amount in cash that is equal to the “Change of Control Amount” required under Article 7 of the indenture (the “Indenture”) dated December 4, 2003 between Target and Computershare Trust Company of Canada (the “Debenture Trustee”) governing the Target Debentures (and, for greater certainty, Target shall withhold any required withholding Taxes) and the Target Debentures shall be cancelled, all in accordance with the provisions of the

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Indenture. The above repayment amount is based upon the December 31, 2005 interest payment having been made prior to the Effective Time; and

after the completion of the immediately preceding steps, the Specified Percentage of the Target Shares held by a Target Shareholder (other than Parent and its Affiliates, unless they otherwise elect, and Dissenting Shareholders) shall be transferred by the Target Shareholder to Acquisitionco (free and clear of any Liens) and in exchange therefor each Target Shareholder thereof shall be entitled to receive $3.00 in cash from Acquisitionco for each such Target Share held;

simultaneous with the step in Section 3.1(e) above, the remainder of the Target Shares held by a Target Shareholder (other than Parent and its Affiliates, unless they otherwise elect, and Dissenting Shareholders) shall be transferred by the Target Shareholder to Subco (free and clear of any Liens) and in exchange therefor each Target Shareholder shall be entitled to receive $3.00 in cash from Subco for each such Target Share held; and

with respect to each Target Share (other than Target Shares held by Parent and its Affiliates, unless they otherwise elect, and the Dissenting Shares):

each such Target Shareholder shall cease to be the holder of such share effective at the time of the steps in Section 3.1(e) and (f) above and such holder’s name shall be removed from the register of Target Shares with respect to such Target Shares as of such time; and

Acquisitionco or Subco, as the case may be, shall be deemed to be the transferee of such share (free and clear of any Liens) effective at the time of the steps in Section 3.1(e) and (f) above and shall be entered in the register of Target Shares as the holder thereof as at such time.

DISSENT RIGHTS

Dissent Rights

A Target Shareholder may exercise dissent rights (“Dissent Rights”) conferred by the Interim Order in connection with the Arrangement in the manner set out in the Interim Order, provided the Notice of Dissent is received by Target by no later than 4:00 p.m. (Whitehorse time) on the date which is two Business Days prior to the date of the Target Meeting. Without limiting the generality of the foregoing, Target Shareholders who duly exercise such Dissent Rights and who are ultimately determined to be entitled to be paid fair value for their Target Shares shall be deemed to have transferred such Target Shares, as of the Effective Time, without any further act or formality to Acquisitionco (free and clear of any Liens) in consideration of a payment of cash by

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Acquisitionco equal to such fair value as of the day preceding the Target Meeting. In no case shall Target or Parent be required to recognize such Target Shareholders as Target Shareholders at and after the Effective Time, and the names of such Target Shareholders shall be removed from Target’s register of Target Shares as of the Effective Time.

Rights of Dissenting Shareholders

In the event a Target Shareholder gives a Notice of Dissent but is not entitled, for any reason, to be paid the fair value of the Target Shares in respect of which the Notice of Dissent was given as contemplated in the Interim Order, such Target Shareholder shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting Target Shareholder.

EFFECT OF ARRANGEMENT AND PAYMENT

Effect of Arrangement

After the Effective Time, certificates formerly representing Target Securities (other than Target Securities held by Parent and its Affiliates, unless they otherwise elect, and Dissenting Shareholders) shall represent only the right to receive any cash payment which the former Target Securityholder is entitled to receive pursuant to Article 3 of this Plan of Arrangement, subject to compliance with the requirements set forth in this Article 5.

Payment

At or prior to the Effective Time, Acquisitionco and Subco shall deposit with the Depositary, for the benefit of the Target Shareholders (other than Parent and its Affiliates, unless they otherwise elect,), cash in an amount equal to the total consideration payable under this Plan of Arrangement for the Target Shares held by such Target Shareholders.  Acquisitionco (or its relevant Affiliate or Affiliates) shall be hereby deemed to have been directed by Target to and shall, not later than the Effective Time, provide to the Depositary, for the benefit of the Target Optionholders and the Target Warrantholders (other than Parent and its Affiliates, unless they otherwise elect, and Dissenting Shareholders), cash in an amount equal to the total consideration payable under this Plan of Arrangement for the Target Options and the Target Warrants held by such Target Optionholders and Target Warrantholders.

Subject to Section 5.3, Acquisitionco and Subco shall cause the Depositary, as soon as possible following the later of the Effective Date and the date of deposit with the Depositary of a duly completed Letter of Transmittal together with certificates representing the Target Shares to:

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forward or cause to be forwarded by first class mail (postage prepaid) to such Target Shareholder at the address specified in the Letter of Transmittal; or

if requested by the Target Shareholder in the Letter of Transmittal, make available at the Depositary for pick-up by the Target Shareholder; or

if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii), forward or cause to be forwarded by first class mail (postage prepaid) to the  Target Shareholder at the address of such Target Shareholder as shown on the applicable register maintained by Target as at the Effective Time, a cheque (or other form of immediately available funds) representing the cash payment payable to such Target Shareholder as determined in accordance with the provisions hereof.

Subject to Section 5.3, Target shall, as soon as possible following the later of the Effective Date and the date of deposit with the Depositary of a duly completed Letter of Transmittal together with (A) in the case of Target Options, such documentation as Acquisitionco may reasonably require representing the Target Options held by such Target Optionholder, and (B) in the case of Target Warrants, certificates representing Target Warrants or other documentation as provided in the Letter of Transmittal, cause the Depositary to:

forward or cause to be forwarded by first class mail (postage prepaid) to such Target Securityholder at the address specified in the Letter of Transmittal;

if requested by the Target Securityholder in the Letter of Transmittal, make available at the Depositary for pick-up by the Securityholder; or

if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii), forward or cause to be forwarded by first class mail (postage prepaid) to the Target Securityholder at the address of such Target Securityholder as shown on the applicable register maintained by Target as at the Effective Time, a cheque (or other form of immediately available funds) representing the cash payment payable to such Target Securityholder as determined in accordance with the provisions hereof.

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No Target Securityholder shall be entitled to receive any consideration with respect to the Target Securities other than the cash payments which they are entitled to receive in accordance with Article 3 of this Plan of Arrangement and, for greater certainty, no Target Securityholder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

Until such time as a former Target Securityholder complies with the provisions of Sections 5.2(b) or 5.2(c), as applicable, the cash payments to which such Target Securityholder is entitled shall, subject to Section 5.3, be delivered to the Depositary to be held in trust for such Target Securityholder for delivery to the Target Securityholder in accordance with the provisions hereof and the Letters of Transmittal, without interest and net of all applicable withholding and other Taxes, if any, upon delivery of the applicable Letters of Transmittal and the certificates representing the Target Securities (or, in the case of Target Options, documentation provided)  in accordance with Section 5.2(b) and Section 5.2(c).

Target, Acquisitionco, Subco and the Debenture Trustee shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Plan of Arrangement, the Arrangement Agreement or the Indenture to any Target Securityholder or holder of Target Debentures, as the case may be, such amounts as are required to be deducted and withheld with respect to the making of such payment under the ITA or any other provision of domestic or foreign Tax legislation.  To the extent amounts are so deducted and withheld and paid to the appropriate Government Authority by Target, Acquisitionco, Subco or the Debenture Trustee, such deducted and withheld amounts shall be treated for all purposes of this the Plan of Arrangement and the Arrangement Agreement or the Indenture as having been paid to the Target Securityholder or holder of Target Debentures, as the case may be, in respect of which such deduction and withholding was made by Target, Acquisitionco, Subco or the Debenture Trustee.

Acquisitionco (or its relevant Affiliate or Affiliates) shall be hereby deemed to have been directed by the Target to and shall, not later than the Effective Time, provide to the Debenture Trustee funds in an amount equal to the Debenture Payment Loan representing the advance of the loan specified in Section 3.1(a)(iii) hereof to the Target, which amount shall be applied by the Debenture Trustee to repay the Target Debentures in accordance with the provisions of the Indenture.

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Surrender of Rights

Any certificate (or, in the case of Target Options, such other documentation as required pursuant to Section 5.2(c)) formerly representing Target Securities not duly surrendered on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature against Target, Acquisitionco, Subco or the Depository by a former Target Securityholder.  On such date, all cash to which such former Target Securityholder was entitled shall be deemed to have been surrendered to Target, Acquisitionco, Subco, as applicable.

AMENDMENT

Amendment of Plan of Arrangement

Target and Parent reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Target Meeting, approved by the Court and communicated to Target Securityholders in the manner required by the Court (if so required).

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Target or Parent at any time prior to or at the Target Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Target Meeting, shall become part of this Plan of Arrangement for all purposes.

Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Target Meeting shall be effective only if it is consented to by Target and Parent (acting reasonably).

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

Notwithstanding the foregoing provisions of this Section 6.1, no amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

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FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to document or evidence any of the transactions or events set out herein.

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EXHIBIT ”I”
COMMITMENTS

	Salary		Severance(1)	Options	Price	Value(2)	Bonus Units	Value(2)	Other(3)
Iacono, Serafino	USD	290,000	870,000	2,350,000	1.03	4,626,000	—		USD	68,110
de la Campa, Miguel	USD	232,000	696,000	2,350,000	1.03	4,626,000	1,425,000	4,275,000	USD	64,688
Arata, Jose Francisco	USD	197,200	591,600	1,149,166	1.24	2,023,548	1,150,000	3,450,000	USD	62,635
Doyle, Robert	CAD	240,000	720,000	1,192,500	1.16	2,189,350	450,000	1,350,000	CAD	29,500
Volk, Peter	CAD	190,000	570,000	598,333	1.18	1,090,166	330,000	990,000	CAD	27,000
Quesnel, William	CAD	150,000	300,000	100,000	2.74	26,000	50,000	150,000	CAD	25,000
Miranda, Mario	CAD	120,000	120,000	75,000	2.00	75,000	—	—	CAD	23,500
Subtotal				7,814,999	1.12	14,656,064	3,405,000	10,215,000
All other staff				1,164,334	1.48	1,767,809
Total				8,979,333	1.17	16,423,873

(1) Per employment agreements, all others as required by law or mutual agreement

(2) CAD

(3) Estimated 12-month continuance of health care, pension/insurance/other for named executives

Other obligations:

Advisory fee - 2% of transaction value to maximum of C$8.5 million in favor of GMP Securities/Endeavour Financial

Work fee - C$500,000 payable in connection with warrant conversion program in favor of GMP Securities

In both cases before out-of-pocket expenses and PST/GST as applicable